 North America Structured Investments  4yr Auto Callable Review Notes linked to SPX/RTY with Contingent Minimum Return  Overview  The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.  Hypothetical Amount Payable**  Lesser  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.  Performing IndexReturn at Review  Date  Total Return at Total Return at  First Review Second Review  Date Date  Total Return at Total Return at  Third Review Final Review  Date Date  Indices: S&P 500® Index and Russell 2000® Index  Pricing Date: March 23, 2018  Maturity Date: March 28, 2022  Review Dates: Annual  Call Value: With respect to each Index, 100.00% of its Initial Value  Payment if Auto Called: For every $1,000 principal amount note, you will receive one payment of $1,000 plus a Call  Premium Amount, calculated as follows:*  80.00% 10.25% 20.50% 30.75% 41.00%  60.00% 10.25% 20.50% 30.75% 41.00%  40.00% 10.25% 20.50% 30.75% 41.00%  20.00% 10.25% 20.50% 30.75% 41.00%  Contingent Minimum Return:  at least 10.25% × $1,000 if automatically called on the first Review Dateat least 20.50% × $1,000 if automatically called on the second Review Dateat least 30.75% × $1,000 if automatically called on the third Review Dateat least 41.00% × $1,000 if automatically called on the final Review Date  10.00%  10.00% 10.25% 20.50% 30.75% 41.00%  0.00% 10.25% 20.50% 30.75% 41.00%  -5.00% N/A N/A N/A 10.00%  Trigger Value: With respect to each Index, 70.00% of its Initial Value  CUSIP: 48129HV79  Preliminary  Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48129HV79/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see thehyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorganChase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  Automatic Call  If the closing level of each Index on any Review Date is greater than or equal to its Call Value, the notes will beautomatically called for a cash payment, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the CallPremium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments willbe made on the notes.  Payment at Maturity  If the notes have not been automatically called and the Final Value of each Index is greater than or equal to its TriggerValue, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Contingent Minimum Return)  If the notes have not been automatically called and the Final Value of either Index is less than its Trigger Value, yourpayment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If the notes have not been automatically called and the Final Value of either Index is less than its Trigger Value, you willlose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.  -20.00% N/A N/A N/A 10.00%  -25.00% N/A N/A N/A 10.00%  -30.00% N/A N/A N/A 10.00%  -30.01% N/A N/A N/A -30.01%  -80.00% N/A N/A N/A -80.00%  -100.00% NA NA N/A -100.00%  * In each case, to be determined on the Pricing Date, but not less than such amounts  ** Reflects Call Premium Amounts equal to the minimum Call Premium Amounts set forthherein, for illustrative purposes.  The “total return” as used above is the number expressed as a percentage, that results fromcomparing the payment on the applicable payment date per $1,000 principal amount note to$1,000.  The hypothetical returns on the notes shown above apply only if you hold the notes for theirentire term or until automatically called. These hypotheticals do not reflect fees or expenses thatwould be associated with any sale in the secondary market. If these fees and expenses wereincluded, the hypothetical returns and hypothetical interest payments shown above would likelybe lower.  Capitalized terms used but not defined herein shall have the meaning set forth in thepreliminary pricing supplement.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  4yr Auto Callable Review Notes linked to SPX/RTY with Contingent Minimum Return  Selected Risks  • Your investment in the notes may result in a loss. The notes do not guarantee any return  of principal.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to  maturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • You are exposed to the risks of the decline in value of each Index.  • Your payment at maturity will be determined by the Lesser Performing Index.  • If the notes are automatically called, your return is limited to the principal amount plus call  premium regardless of any appreciation of the Indices, which may be significant.  • The automatic call feature may force a potential early exit. There is no guarantee you will  be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.  • Your ability to receive the Contingent Minimum Return may terminate on the Final Review  Date if the Notes have not been automatically called  • The benefit provided by the Trigger Value may terminate on the final Review Date.  • No interest or dividend payments, voting rights, or ownership rights with the securities  included in the Index.  • You are exposed to the risks associated with small capitalization companies.  • JPMorgan Chase & Co. is one of the companies that make up the S&P 500® Index.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent  operations and has limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to  purchase the notes in the secondary market but is not required to do so. The price, if any, atwhich JPMS will be willing to purchase notes from you in the secondary market, if at all, mayresult in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under  the notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicableproduct supplement and underlying supplement and “Selected Risk Considerations” in theapplicable pricing supplement for additional information.  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before youinvest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC formore complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site atwww.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectussupplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to beused, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free writing prospectus filed pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com